Exhibit 10.2

ENCORE CAPITAL GROUP, INC.
2017 INCENTIVE AWARD PLAN

PERFORMANCE SHARE UNIT AWARD GRANT NOTICE (EPS)
Encore Capital Group, Inc. (the “Company”) has granted to the participant listed below (“Participant”) a Performance Share Unit award (the “PSUs” or the “Award”) described in this Performance Share Unit Award Grant Notice (the “Grant Notice”), subject to the terms and conditions of the 2017 Incentive Award Plan (as amended from time to time, the “Plan”) and the Performance Share Unit Award Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:
Grant Date:
End Date:
Threshold Number of PSUs:
Target Number of PSUs:
Maximum Number of PSUs:
20__ Performance Period:
20__ Performance Period:
20__ Performance Period:
Performance Goals:
Except as otherwise set forth in the Agreement, Participant is eligible to Vest in and receive Shares based upon the Company’s attainment, during the applicable Performance Period, of the applicable Adjusted EPS Performance Goals set forth below, and satisfaction of continued status as a Service Provider requirements, as set forth in Sections 3.1-3.3 of the Agreement.

Performance Vesting:
The number of PSUs that Performance-Vest and become eligible to Vest shall be determined in accordance with the applicable table below based on the Adjusted EPS actually attained by the Company during the applicable Performance Period. In the event that the Company’s actual achievement of Adjusted EPS with respect to a Performance Period falls between two Performance Goals on the applicable table below, then the number of PSUs that shall Performance-Vest for such Performance Period shall be determined by means of linear interpolation. Any PSUs remaining unearned and/or unvested at the end of the applicable Performance Period following the determination of the Adjusted EPS actually attained by the Company during the applicable Performance Period (i.e., the number of PSUs obtained by subtracting (i) the number of PSUs that Performance-Vest from (ii) one-third of the maximum number of PSUs) shall be forfeited immediately.

US-DOCS\98847551.3

Adjusted EPS Goals for 20__ Performance Period	Number of PSUs that Performance-Vest
1/3 of Threshold Number of PSUs
1/3 of Target Number of PSUs
1/3 of Maximum Number of PSUs

Adjusted EPS Goals for 20__ Performance Period	Number of PSUs that Performance-Vest
1/3 of Threshold Number of PSUs
1/3 of Target Number of PSUs
1/3 of Maximum Number of PSUs

Adjusted EPS Goals for 20__ Performance Period	Number of PSUs that Performance-Vest
1/3 of Threshold Number of PSUs
1/3 of Target Number of PSUs
1/3 of Maximum Number of PSUs

By accepting (whether in writing, electronically or otherwise) the PSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

ENCORE CAPITAL GROUP, INC.	PARTICIPANT
By:
Name:
Title:

US-DOCS\98847551.3

PERFORMANCE SHARE UNIT AWARD AGREEMENT

ARTICLE I.
GENERAL
1.1    Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
(a)    “Adjusted EPS” means the Adjusted Income from Continuing Operations Attributable to Encore – Per Diluted Share – Economic attained during the applicable Performance Period, as reported in the Company’s Form 10-K for the applicable Performance Period.
(b)    “Cause” has the meaning set forth in the Letter Agreement.
(c)    “Disability” means Participant’s “disability” within the meaning of Section 409A.
(d)    “Good Reason” means (i) a material reduction in Participant’s base compensation; (ii) a material reduction in Participant’s authority, duties or responsibilities; (iii) a material reduction in the authority, duties or responsibilities of the person to whom Participant reports; (iv) a material reduction in the budget over which Participant retains authority; or (v) a material change in the location at which Participant provides services for the Company (which is defined as any relocation by the Company of Participant’s employment to a location that is more than 35 miles from Participant’s present office location and is more than 35 miles from Participant’s primary residence at the time of such relocation, without Participant’s consent). To be eligible to receive any benefits set forth herein in connection with a termination for Good Reason, (x) Participant must provide written notice of the “Good Reason” condition to the Company within 90 days after the initial existence of such condition; (y) the Company must not have cured such condition within 30 days of receipt of Participant’s initial written notice or it must have stated unequivocally in writing that it does not intend to attempt to cure such condition; and (z) Participant must resign from employment within 12 months following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.
(e)    “Letter Agreement” means that certain letter agreement by and between Participant and the Company dated February 24, 2014, as may be amended.
(f)    “Performance Goals” means the Adjusted EPS goals with respect to the applicable Performance Period, as set forth in the Grant Notice (as may be amended).
(g)    “Performance Period” means each of the 20__ Performance Period, 20__ Performance Period and 20__ Performance Period set forth in the Grant Notice.
(h)    “Performance-Vest” means that, with respect to a PSU, the applicable Performance Goal has been achieved or deemed achieved pursuant to this Agreement.
(i)    “Qualifying Termination” means a Termination of Service (i) by the Company without Cause, (ii) by Participant for Good Reason on or within 12 months after a Change in Control, or (iii) due to Participant’s death or Disability.

(j)     “Separation from Service” means Participant’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.
(k)     “Vest” or “Vested” means that, with respect to a PSU, both (i) such PSU has Performance-Vested and (ii) the continued service condition has been satisfied.
(l)    “Vesting Date” means, with respect to a PSU, the date on which the PSU becomes Vested.
1.2    Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

ARTICLE II.
PSUS AND DIVIDEND EQUIVALENTS
2.1    Grant of PSUs. The Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Share underlying a PSU until the time (if ever) such PSU has Vested.
2.2    Dividend Equivalents. The Company hereby grants to Participant, with respect to each PSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share that becomes Vested in accordance with this Agreement. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid. Any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A. Participant shall not be entitled to any Dividend Equivalent payment with respect to any PSU that does not Vest in accordance with this Agreement.
2.3    Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
ARTICLE III.
VESTING; FORFEITURE AND SETTLEMENT
3.1    Performance-Based Right to Payment. The Administrator shall determine the Company’s achievement of the applicable Performance Goals after the end of the applicable Performance Period, but no later than March 9 immediately following the end of the applicable Performance Period (each such March 9, a “Normal Vesting Date”). Subject to Sections 3.2 and 3.3 hereof, the number of PSUs that Performance-

Vest with respect to the applicable Performance Period shall be determined as of such determination date, and shall Vest on the applicable Normal Vesting Date subject to Participant’s continued status as a Service Provider through the applicable Normal Vesting Date.
3.2    Change in Control. Notwithstanding Section 3.1 hereof, and subject to Section 3.3 hereof, in the event that a Change in Control occurs at any time prior to the End Date, Participant is a Service Provider as of immediately prior to such Change in Control:
(a)    And an Assumption of the PSUs does not occur in connection with such Change in Control, then (i) with respect to any Performance Period that has been completed but with respect to which the applicable PSUs have not yet Vested, a number of PSUs shall Performance-Vest and Vest as of immediately prior to such Change in Control based on the Company’s actual achievement of the Performance Goals during such Performance Period and (ii) with respect to any Performance Period that has not yet been completed, then the Target Number of PSUs subject to such Performance Period shall Performance-Vest and Vest.
(b)    And an Assumption of the PSUs occurs in connection with such Change in Control, then (i) with respect to any Performance Period that has been completed but with respect to which the applicable PSUs have not yet Vested, a number of PSUs shall Performance-Vest as of immediately prior to such Change in Control based on the Company’s actual achievement of the Performance Goals during such Performance Period and (ii) with respect to any Performance Period that has not yet been completed, then the Target Number of PSUs subject to such Performance Period shall Performance-Vest and, in each case, thereafter shall remain outstanding and eligible to Vest on the Normal Vesting Date to which such PSU relates (or to which it would have related). The PSUs that remain outstanding from the Change in Control until the applicable Normal Vesting Date are referred to herein as the “Time-Vesting Units”.
3.3    Termination. Notwithstanding Section 3.1 hereof:
(a)    In the event that Participant experiences a Qualifying Termination due to Participant’s death or Disability, in either case prior to a Change in Control, then the number of PSUs that Performance-Vest and Vest and become payable hereunder as of the termination date shall equal the Target Number of PSUs. In the event that Participant experiences a Qualifying Termination due to Participant’s death or Disability on or following a Change in Control, then the Time-Vesting Units shall Vest and become payable hereunder as of the termination date.
(b)    Subject to Section 3.3(c), in the event that Participant experiences a Qualifying Termination due to a termination by the Company without Cause, then the PSUs will be subject to vesting and forfeiture in accordance with the terms and conditions in the Letter Agreement; provided, however, that notwithstanding anything to the contrary contained in the Letter Agreement (which, to the extent of such contradiction, is expressly superseded by this Agreement), if such termination occurs prior to a Change in Control the Award will not be subject to Section 3.2 and instead shall be forfeited as of immediately prior to such Change in Control.
(c)    In the event that Participant experiences a Qualifying Termination due to a termination by the Company without Cause or by Participant for Good Reason, in either case, on or within 12 months after a Change in Control, then the Time-Vesting Units shall Vest and become payable hereunder as of the termination date.
3.4    Forfeiture.

(a)    Termination of Service.
(i)    In the event that Participant experiences a Termination of Service that is not a Qualifying Termination, all of the PSUs shall thereupon automatically be forfeited by Participant as of the date of termination, and Participant’s rights in any such PSUs, including without limitation any Dividend Equivalents (including any Dividend Equivalent Account balance), shall thereupon lapse and expire.
(ii)    Any PSUs (including any Time-Vesting Units) that do not become Vested in connection with a Qualifying Termination due to Participant’s death or Disability, or due to Participant’s termination by the Company without Cause or by Participant for Good Reason, in either case, on or within 12 months after a Change in Control, shall thereupon automatically be forfeited by Participant as of the date of termination. Any PSUs (including any Time-Vesting Units) that do not become Vested in connection with a Qualifying Termination due to Participant’s termination by the Company without Cause shall be forfeited by Participant in accordance with the forfeiture terms in the Letter Agreement. In the event that any PSUs are forfeited by Participant, Participant’s rights in any such PSUs and such portion of the Award, including without limitation any Dividend Equivalents (including any Dividend Equivalent Account balance), shall thereupon lapse and expire.
(b)    Failure to Achieve Performance Goals; Change in Control. Except as set forth in Sections 3.2 and 3.3, any outstanding PSUs that do not Performance-Vest due to the failure by the Company to achieve the Performance Goals (in whole or in part), including in connection with a Change in Control, or do not Vest on a Change in Control in which an Assumption of the Award does not occur, shall automatically be forfeited by Participant as of the End Date or Change in Control, as applicable, and Participant’s rights in any such PSUs and such portion of the Award, including without limitation any Dividend Equivalents, shall thereupon lapse and expire.
3.5    Settlement
(a)    The PSUs that Vest in accordance with this Agreement will be paid in Shares within 30 days after the applicable Vesting Date; provided, however, that such payment will occur no later than March 15 immediately following the applicable Vesting Date. Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Shares or cash (at the Company’s option) as soon as administratively practicable after the Vesting of the applicable underlying PSU, but in no event more than 30 days after such PSU’s Vesting Date (but in no event later than March 15 immediately following the applicable Vesting Date). Notwithstanding anything to the contrary contained herein, the exact payment date of any PSUs and any Dividend Equivalents shall be determined by the Company in its sole discretion (and Participant shall not have a right to designate the time of payment).
(b)    Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
(c)    If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.

ARTICLE IV.
TAXATION AND TAX WITHHOLDING
4.1    Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
4.2    Tax Withholding.
(a)    The Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award (including the PSUs or Dividend Equivalents) in satisfaction of any applicable withholding tax obligations. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. To the extent that any Federal Insurance Contributions Act tax withholding obligations arise in connection with the PSUs or the Dividend Equivalents prior to the applicable vesting or payment date, the Administrator may accelerate the payment of a portion of the award of PSUs sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with any such accelerated payment, and the Administrator shall withhold such amounts in satisfaction of such withholding obligations.
(b)    Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.
4.3    Section 409A.
(a)    To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the PSUs or the Dividend Equivalents (or, in each case, any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the PSUs and/or Dividend Equivalents to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

(b)    All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment or service under this Agreement may only be made upon Participant’s Separation from Service.
(c)    Notwithstanding anything to the contrary in this Agreement, no amounts shall be paid to Participant under this Agreement during the six-month period following Participant’s Separation from Service to the extent that the Administrator determines that Participant is a “specified employee” (within the meaning of Section 409A) at the time of such Separation from Service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to Participant in a lump-sum all amounts that would have otherwise been payable to Participant during such six-month period under this Agreement.
ARTICLE V.
OTHER PROVISIONS
5.1    Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. Without limiting the generality of the foregoing, all determinations, interpretations and assumptions relating to the calculation and payment of the PSUs (including, without limitation, determinations, interpretations and assumptions with respect to Adjusted EPS) shall be made by the Administrator. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons.
5.2    Adjustments. Participant acknowledges that the PSUs, the Shares subject to the PSUs, the Dividend Equivalents and the Performance Goals are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan. The Administrator shall also have the exclusive authority, in its reasonable discretion, to make proper adjustments and/or modifications to one or more Performance Goals in the event of any extraordinary, unusual or infrequent events or occurrences, or changes in accounting principles or Applicable Laws, affecting a Performance Goal that the Administrator determines have an unintended effect on the calculation of the Performance Goals.
5.3    Other Stock or Cash Based Awards. This Award shall constitute an Other Stock or Cash Based Award for purposes of the Plan.
5.4    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

5.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
5.6    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
5.7    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
5.8    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the PSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
5.9    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
5.10    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
5.11    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
5.12    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
5.13    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
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